Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cincinnati Bancorp, Inc. on Forms S-8 (File Nos. 333-236318 and 333-236319) of our report dated March 30, 2020, on our audits of the consolidated financial statements of Cincinnati Bancorp as of December 31, 2019 and 2018 and for the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Cincinnati, Ohio

March 30, 2020